                                                                    EXHIBIT 11.1

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

                      COMPUTATIONS OF EARNINGS PER SHARE



                                              THREE MONTHS ENDED
                                                  MARCH 31,
                                          -------------------------
                                              1997          1996
                                          ------------  -----------
Weighted average common shares
 outstanding:
Average shares outstanding during period   17,778,731     8,469,822

Cheap stock (1)                                     -     1,920,550

Cheap options (1)                                   -     1,657,371
                                          -----------   -----------
         Total primary weighted average
         common shares                     17,778,731    12,047,743
                                          ===========   ===========

Non Cheap Options                                            86,216
                                          -----------   -----------
         Total fully diluted weighted
          average common shares            17,778,731    12,133,959
                                          ===========   ===========

Net loss applicable to common shares

Net loss                                  ($4,907,000)  ($1,121,000)
                                          ===========   ===========
Loss per common share and
      common share equivalent - Primary        ($0.28)       ($0.09)
                                          ===========   ===========
Loss per common share and
       common share equivalent -
        Fully Diluted                          ($0.28)       ($0.09)
                                          ===========   ===========

(1) Pursuant to Staff Accounting Bulletin Number 83, for proper calculation of the quarter ended March 31, 1996 weighted average common shares outstanding, stock options granted and stock issued within one year prior to PRIMUS's initial public offering have been treated as outstanding for all of 1996 using the treasury stock method. In the first quarter of 1997, the weighted average common shares outstanding has been calculated under Accounting Principles Board (APB) Statement No. 15, which excludes 1,699,000 shares of anti-dilutive common stock equivalents which had been included in the 1996 calculation.

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